Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2006 THIRD QUARTER RESULTS

AUGUSTA, Ga. (November 9, 2006) — Morris Publishing Group, LLC today reported third quarter operating income of $20.4 million, down $3.4 million, or 14.4%, from $23.8 million for the same period in 2005. Net income for the quarter was $6.9 million, down $1.6 million from $8.5 million in the prior year.

Total operating revenue for the third quarter was $117.4 million, up $3.7 million, or 3.2%, from $113.7 million in the same quarter last year. Total advertising revenue was $96.4 million, up $4.1 million, or 4.4%, from $92.3 million last year, with retail advertising revenue of $47.7 million, up 3.1%, classified advertising revenue of $43.0 million, up 6.5%, and national advertising revenue of $5.7 million, up 0.2%. Circulation revenue was $17.3 million, down $0.2 million, or 1.4%, continuing its trend.

For the third quarter, total operating expense was $97.1 million, up $1.8 million, or 1.9%, from $95.3 million last year, with employee costs of $43.9 million, down 2.0%, newsprint, ink and supplements costs of $14.8 million, up 6.3%, and other operating costs of $32.9 million, up 5.7%. Depreciation and amortization expense was $5.5 million, up slightly from the same period last year.

During the third quarter of 2005, the company sold Savannah’s former production facility for $7.2 million, net of closing costs, resulting in a $5.0 million pre-tax gain. Excluding this gain, operating income for the quarter was up $1.6 million, or 8.6%.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president, said, “On the strength of Jacksonville’s retail advertising gains this quarter, our results were good. We are doing a good job of managing our expenses and we continue to benefit from gains in the classified advertising revenue category at most of our newspapers.”

For the first nine months of 2006, operating income was $63.0 million, up $2.4 million, or 4.0%, from $60.6 million last year. Total net operating revenue was $351.6 million, up $7.5 million, or 2.2%, and total operating costs were $288.7 million, down slightly from last year. Net income for the first nine months 2006 was $22.0 million, up $1.3 million from the same period last year.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing owns and operates 27 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

A conference call will be held Thursday, November 9, 2006, at 10:00 a.m. Eastern Standard Time. In order to participate, please call 1-888-928-9177 ten (10) minutes prior to the scheduled start. The pass code and leader’s name listed below will be required to join the conference call:

LEADER:	MR. STEVE STONE
PASS CODE:	MORRIS PUBLI

To access the Audio Replay of this call, all parties can:

1. Go to the URL: https://e-meetings.mci.com

2. Choose Audio Streaming under Join Events

3. Enter the conference number: 9000692

4. Enter the pass code: MORRIS PUBLI

Replays of the conference call are available for 30 days after the live event at the URL link.

For further information, please contact:

Craig S. Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

Third-quarter results follow:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

(Dollars in thousands)	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
NET OPERATING REVENUES:
Advertising	$96,415	$92,349	$287,776	$278,814
Circulation	17,310	17,551	52,113	53,074
Other	3,722	3,871	11,750	12,212

Total net operating revenues	117,447	113,771	351,639	344,100

OPERATING EXPENSES:

Labor and employee benefits	43,894	44,790	131,326	134,109
Newsprint, ink and supplements	14,813	13,938	44,502	42,387
Other operating costs (excluding depreciation and amortization)	32,918	31,145	96,962	95,872
Depreciation and amortization	5,458	5,427	15,933	16,504

Total operating expenses	97,083	95,300	288,723	288,872

Net pre-tax gain on sale of fixed assets	(24)	(5,337)	(41)	(5,335)

Total operating expenses, net of pre-tax gains	97,059	89,963	288,682	283,537

Operating income	20,388	23,808	62,957	60,563

OTHER EXPENSE (INCOME):
Interest expense, including amortization of debt issuance costs	9,389	9,075	27,560	26,457
Interest income	(1)	604	(69)	(48)
Other, net	(62)	1	(119)	19

Total other expenses, net	9,326	9,680	27,372	26,428

INCOME BEFORE INCOME TAXES	11,062	14,128	35,585	34,135
PROVISION FOR INCOME TAXES	4,154	5,591	13,619	13,514

NET INCOME	$6,908	$8,537	$21,966	$20,621